Westvaco		Westvaco Corporation
News Release		299 Park Avenue
New York, NY 10171
Media Contact:	William P. Fuller III	(203) 461-7580
Investor Relations Contact:	Roger A. Holmes	(203) 461-7537

FOR IMMEDIATE RELEASE:

WESTVACO COMMENTS ON EARNINGS

NEW YORK, NY January 22, 2001 -Corporation (NYSE: W) today announced that earnings per share for the 2001 first quarter ending January 31 are expected to be in the range of 30-35 percent lower than last year's first quarter earnings of 50 cents per share.

"Reflecting the softening U.S. economy, we are seeing more than seasonal weakness in economically sensitive markets including printing and direct mail markets for coated papers, as well as certain folding carton markets served by our bleached board mills," said John A. Luke, Jr., Chairman and CEO.

Volumes are lower in both the bleached board and coated paper markets with resulting downward pressure on price realizations. In coated paper markets, the strength of the U.S. dollar has affected volumes and pricing. Market related downtime at Westvaco's two bleached board mills is expected to reduce production by about 30,000 tons during the first quarter and maintenance costs will be higher for the quarter as the company accelerates some maintenance projects to coincide with downtime. Higher fuel costs will also affect profitability in the first quarter relative to last year.

Westvaco's Brazilian operations expect stronger results in the first quarter of 2001 compared to last year's quarter due to a healthy Brazilian economy and a strong product offering. Markets for high value consumer packaging for media, pharmaceutical, health care and cosmetic packaging products, which Westvaco entered through acquisitions last year, continue to be healthy.

The company will report first quarter results on February 27, 2001.

Westvaco Corporation (www.westvaco.com), headquartered in New York, NY, is a major producer of packaging, paper and specialty chemicals. The company serves customers in more than 70 countries with operations in the United States, South America and Europe.

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company, or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed in or implied by the forward-looking statements include, but are not limited to, competitive pricing for the company's products; changes in raw materials, energy and other costs; technological developments; fluctuations in demand and changes in production capacities; changes in economic growth in the U.S. and international economies, especially in Asia and Brazil; government policies and regulations, including but not limited to those affecting the environment and the tobacco industry; and currency movements.